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                               GENERAL MAGIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                  EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Three-Month Periods Ended
                                                                 March 31
                                                        -------------------------
                                                            1996         1995
                                                            ----         ----
Weighted average common shares outstanding for the
  period:

Common stock                                                25,905       16,558

Preferred stock                                               --          5,226
                                                          --------     --------


Shares used in per share calculation                        25,905       21,784
                                                          ========     ========

Net loss                                                  $ (7,031)    $ (3,647)
                                                          ========     ========

Net loss per share                                        $  (0.27)    $  (0.17)
                                                          ========     ========

See accompanying notes to consolidated financial statements.

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